Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Organization

NovaCopper US Inc. (dba Trilogy Metals US)	Delaware

Ambler Metals LLC (50% owned by NovaCopper US Inc.)	Delaware